Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Webster Financial Corporation related to the registration of shares for the Amended and Restated 1992 Stock Option Plan and the Webster Financial Corporation Employee Stock Purchase Plan (the “Registration Statement”) of our report dated February 27, 2009, with respect to the consolidated balance sheet of Webster Financial Corporation and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, before the effects of the adjustments to retroactively apply changes in accounting, as well as the effects of changes to reportable segments that resulted in retrospective restatement of the segment disclosures, which report appears in the December 31, 2009 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference in the Registration Statement.

Our report on the consolidated financial statements described above includes an explanatory paragraph regarding adjustments to retrospectively apply changes in accounting and adjustments to segment disclosures, which were audited by a successor auditor.

/s/ KPMG LLP

Hartford, Connecticut

May 25, 2010